Exhibit 4.4

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of May ____, 2008 and as amended, supplemented or modified from time to time (this “Pledge Agreement”), between Compañía Minera Condesa S.A., a sociedad anónima duly organized and existing under the laws of the Republic of Perú, as pledgor (the “Pledgor”) and Banco de Crédito del Perú, as collateral agent under the Term Loan Agreement (as defined below) acting on behalf of the Lenders (“Collateral Agent’).

WHEREAS, Compañía de Minas Buenaventura S.A.A., a sociedad anónima abierta duly organized and existing under the laws of the Republic of Perú (“Buenaventura”) has entered into that certain $450,000,000 term loan agreement dated as of the date hereof (as amended, supplemented or modified from time to time, the “Term Loan Agreement”), entered into among, Buenaventura as borrower, the Pledgor as guarantor, Banco de Crédito del Perú as administrative agent, Banco de Crédito del Perú as collateral agent and any other financial institution becoming a party thereto as lender (together the “Lenders”); and

WHEREAS, the Term Loan Agreement requires, among other things, that the Pledgor pledge American depository shares held by it representing common shares of Buenaventura (the “Common Shares”) deposited with the Bank of New York by the Pledgor, to secure, on a first ranking basis, all obligations of Bueneventura and the Pledgor arising in connection with the Term Loan Agreement; and

WHEREAS, in order to secure all Secured Obligations (as defined below), Pledgor has agreed to execute and deliver to the Collateral Agent a pledge agreement in substantially the form hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1  Definition of Terms Used Herein Generally. All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such term as set forth in the Term Loan Agreement. All terms used herein and defined in the NYUCC (as defined below) shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.2  Definition of Certain Terms Used Herein. As used herein, the following terms shall have the following meanings:

“Extraordinary Payments” shall have the meaning assigned to such term in Section 5.2.

“Indemnified Party” shall have the meaning assigned to such term in Section 8.4.

“Lien” shall mean any security interest, mortgage, lien, encumbrance or adverse claim, and any financing statement or similar document filed in respect of same.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Securities” shall have the meaning assigned to such term in Section 2.2(b).

“NYUCC” shall mean the UCC as in effect in the State of New York from time to time.

“Secured Obligations” means all obligations owing by Borrower to the Lenders and the Collateral Agent arising under the Term Loan Agreement including, for the avoidance of doubt, any liability resulting from an amendment thereof, whether present or future, actual or contingent. The term includes, without limitation, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Secured Party” means the Administrative Agent, the Arrangers, the Collateral Agent, a Lender and any receiver appointed in connection with any bankruptcy proceeding.

“Securities Act” shall have the meaning assigned to such term in Section 8.1(e).

“Security Interest” means the security interest granted pursuant to Section 2.1, as well as any other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Pledge Agreement.

“UCC” means the Uniform Commercial Code as in effect in any jurisdiction.

1.3  Rules of Interpretation. The rules of interpretation specified in Section 1 of the Term Loan Agreement shall be applicable to this Pledge Agreement. References to “Sections,” “Clauses,” “Exhibits” and “Schedules” shall be to Sections, Clauses, Exhibits and Schedules, respectively, of this Pledge Agreement unless otherwise specifically provided. Any of the terms defined in this Pledge Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. All references to statutes and related regulations shall include (unless otherwise specifically provided herein) any amendments of same and any successor statutes and regulations.

2.	PLEDGE

2.1  Grant of Security Interest. To secure the payment or performance, as the case may be, in full of the Secured Obligations, whether at stated maturity, by acceleration or otherwise, Pledgor hereby pledges to Collateral Agent, and grants to Collateral Agent, in each case on behalf of the Lenders and the Collateral Agent, a first priority Security Interest in the collateral described in Section 2.2 (collectively, the “Pledged Collateral”).

2.2  Description of Pledged Collateral.

(a)  The Pledged Collateral is described as follows and on any separate schedules at any time furnished by Pledgor to Collateral Agent in connection herewith (which schedules are hereby deemed part of this Pledge Agreement):

(i)  all right, title and interest of Pledgor, whether now existing or hereafter arising, in (i) the American depository shares described in Schedule 1 hereto and the underlying Common Shares in which such American depository shares represent an interest, including in each case, warrants to purchase such depositary shares and Common Shares and any other rights in respect of any such depository shares and Common Shares, and (ii) all certificates, instruments or other documents evidencing or representing the same;

(ii)  all right, title and interest of Pledgor, whether now existing or hereafter arising, in and to all present and future payments, proceeds, dividends, distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the collateral listed in sub-section (i) above (including all rights arising under depositary or similar agreements), and all monies due or to become due and payable to Pledgor in connection with or related to such collateral or otherwise paid, issued or distributed from time to time in respect of or in exchange therefor, and any certificate, depositary receipt, instrument or other document evidencing or representing the same (including, without limitation, all proceeds of dissolution or liquidation); and

(iii)  all proceeds of all of the foregoing, of every kind, and all proceeds of such proceeds.

(b)  The certificates, instruments, depositary receipts, underlying shares of stock or other documents evidencing or representing the foregoing shall be collectively referred to herein as the “Pledged Securities.”

2.3  Delivery of Pledged Securities, Etc. If at any time any Pledged Securities are represented by certificated securities, such certificated securities shall be in bearer form or, if in registered form, shall be issued in the name of Collateral Agent or endorsed to Collateral Agent or delivered to the Collateral Agent accompanied by an undated stock power or similar transfer power related thereto, duly endorsed in blank.

2.4  Registration. Without limitation of the foregoing, at any time and from time to time upon the occurrence and during the continuance of any Event of Default, Collateral Agent may cause all or any of the Pledged Securities to be transferred to or registered in its name or the name of its nominee or nominees.

2.5  Authorization to File Financing Statements. Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any jurisdiction in which the UCC has been adopted any initial financing statements and amendments thereto that (a) describe the Pledged Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether Pledgor is an organization, the type of organization and any organization identification number issued to Pledgor. Pledgor agrees to furnish any such information to Collateral Agent promptly upon reasonable request.

3.	REPRESENTATIONS AND WARRANTIES OF PLEDGOR

Pledgor hereby represents and warrants to Collateral Agent that:

3.1  Pledgor’s Legal Status. (a) Pledgor is an organization, as set forth in Schedule 2 hereto; (b) such organization is of the type, and is organized in the jurisdiction, set forth in Schedule 2 hereto; and (c) Schedule 2 hereto sets forth Pledgor’s organizational identification number or states that Pledgor has none.

3.2  Pledgor’s Legal Name. Pledgor’s exact legal name is that set forth in Schedule 2 hereto and on the signature page hereof.

3.3  Title to Collateral. The Pledged Collateral is owned by Pledgor free and clear of any Lien, except for Liens expressly permitted by the Term Loan Agreement. Pledgor has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Pledged Collateral or (b) any assignment in which Pledgor assigns any Pledged Collateral or any security agreement or similar instrument covering any Pledged Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to the Term Loan Agreement.

3.4  Pledged Collateral. Set forth on Schedule 1 hereto is a complete and accurate list and description of all the Pledged Collateral.

3.5  Percentage Ownership. With respect to the Common Shares identified on Schedule 1, the Pledged Securities of Buenaventura constitute the percentage of the outstanding equity of Buenaventura as indicated on Schedule 1 hereto. With respect to the depositary shares identified on Schedule 1, the Pledged Securities represent all outstanding interests or rights with respect to the Common Shares.

3.6  Due Authorization, Etc. of Stock. The Common Shares listed on Schedule 1 hereto have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to any options to purchase or similar rights of any person.

3.7  Required Consents. Except as may be required in connection with any disposition of any portion of the Pledged Securities by laws affecting the offering and sale of securities generally, no consent of any person (including, without limitation, partners, shareholders or creditors of Pledgor or of any subsidiary of Pledgor) and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing (other than the filing of a UCC financing statement in respect of Pledged Securities, if any, that are not in the control of Collateral Agent) or declaration with, any governmental instrumentality is required in connection with (i) the execution, delivery, performance, validity or enforceability of this Pledge Agreement or (ii) the perfection or maintenance of the Security Interest created hereby (including the first priority nature of such Security Interest).

4.	COVENANTS OF PLEDGOR

4.1  Pledgor’s Legal Status. Pledgor shall not change its type of organization, jurisdiction of organization or other legal structure.

4.2  Pledgor’s Name. Without providing at least 30 days prior written notice to Collateral Agent, Pledgor shall not change its name.

4.3  Pledgor’s Organizational Number. Without providing at least 30 days prior written notice to Collateral Agent, Pledgor shall not change its organizational identification number if it has one. If Pledgor does not have an organizational identification number and later obtains one, Pledgor shall forthwith notify Collateral Agent of such organizational identification number.

4.4  Title to Pledged Collateral.

(a)  Except for the Security Interest herein granted and Liens permitted by the Term Loan Agreement, Pledgor shall be the beneficial owner of the Pledged Collateral free from any Lien, and Pledgor, at its sole cost and expense, shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to Collateral Agent; and

(b)  Pledgor shall not sell or otherwise dispose of, or pledge, mortgage or create, or suffer to exist a Lien on, the Pledged Collateral in favor of any person other than Collateral Agent except for Liens permitted by the Term Loan Agreement and the inclusion of “proceeds” of the Pledged Collateral under the Security Interest granted herein shall not be deemed a consent by Collateral Agent to any sale or other disposition of any Pledged Collateral.

4.5  Taxes. Pledgor shall pay promptly when due all taxes, assessments, governmental charges and levies upon the Pledged Collateral or incurred in connection with the Pledged Collateral or incurred in connection with this Pledge Agreement.

4.6  Further Assurances. Pledgor will, from time to time, at its expense, promptly execute and deliver all further instruments and documents and take all further action that Collateral Agent may reasonably request, in order to perfect and protect any Security Interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

5.	VOTING RIGHTS AND CERTAIN PAYMENTS PRIOR TO EVENT OF DEFAULT

5.1  Voting Rights Prior to an Event of Default. So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise, as it shall think fit, but in a manner not inconsistent with the terms hereof, the voting power with respect to the Pledged Collateral of Pledgor (provided that, under Peruvian law on the date hereof, Pledgor has no rights to vote so long as it is a subsidiary of the Borrower), and for that purpose Collateral Agent shall (if any Pledged Securities shall be registered in the name of Collateral Agent or its nominee) timely execute or cause to be executed from time to time, at the expense of Pledgor, such proxies or other instruments in favor of Pledgor or its nominee, in such form and for such purposes as shall be reasonably required by Pledgor and shall be specified in a written request therefor, to enable it to exercise such voting power with respect to the Pledged Securities (provided that, under Peruvian law on the date hereof, Pledgor has no rights to vote so long as it is a subsidiary of the Borrower).

5.2  Ordinary Payments Prior to an Event of Defaults. So long as no Event of Default shall have occurred and be continuing, except as otherwise provided in Section 5.3 and Section 5.4, any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights to the extent such are permitted pursuant to the terms of the Term Loan Agreement, paid, issued or distributed from time to time in respect of the Pledged Collateral shall be paid to the Pledgor.

5.3  Extraordinary Payments and Distributions.

(a)  In case, upon the dissolution or liquidation (in whole or in part) of the issuer of any Pledged Collateral, any sum shall be paid or payable as a liquidating dividend or otherwise upon or with respect to any of the Pledged Securities then, such sum shall be paid by Pledgor to Collateral Agent promptly, and in any event within ten (10) days after receipt thereof, to be held by Collateral Agent as additional collateral hereunder and all of the same shall constitute Pledged Collateral for all purposes hereof.

(b)  In case any dividend consisting solely of additional stock shall be declared with respect to any of the Pledged Collateral, or any shares of stock or fractions thereof shall be issued pursuant to any stock split involving any of the Pledged Collateral, or any shares shall be distributed upon, or with respect to, the Pledged Collateral, or any additional depositary receipts shall be issued with respect to the Pledged Collateral in each case pursuant to a recapitalization or reclassification of the capital of the issuer thereof, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of such issuer, or to the merger or consolidation of such issuer with or into another corporation, the shares so distributed, or the additional depositary receipts so issued, shall be delivered by Pledgor to Collateral Agent promptly, and in any event within ten (10) days after receipt thereof, to be held by Collateral Agent as additional collateral hereunder subject to the terms of this Pledge Agreement, and all of the same shall constitute Pledged Collateral for all purposes hereof.

5.4  Voting Rights and Ordinary Payments after an Event of Default. Upon the occurrence and during the continuance of any Event of Default, all rights of Pledgor to exercise or refrain from exercising the voting rights (if any) and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 5.1 hereof and to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that Pledgor would otherwise be authorized to receive and retain pursuant to Section 5.2 hereof shall cease, and thereupon Collateral Agent shall be entitled to exercise all voting power (if any) with respect to the Pledged Securities and to receive and retain, as additional collateral hereunder, which shall constitute Pledged Collateral for all purposes hereof, any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights at any time declared or paid upon any of the Pledged Collateral during such an Event of Default and otherwise to act with respect to the Pledged Collateral as outright owner thereof.

6.	PAYMENTS; TURNOVER

(a)  All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by Pledgor contrary to the provisions of Section 5 shall be received and held in trust for the benefit of Collateral Agent, shall be segregated by Pledgor from other funds of Pledgor and shall be forthwith paid over to Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

(b)  All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by Collateral Agent contrary to the provisions of Section 5 shall be forthwith paid over to Pledgor in the same form as so received (with any necessary endorsement).

7.	[RESERVED]

8.	REMEDIES.

8.1  Disposition upon Default and Related Provisions.

(a)  Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all rights of voting (if any), exercise, conversion, withdrawal or otherwise with respect to the Pledged Collateral and all of the rights and remedies of a secured party on default under the NYUCC at that time (whether or not applicable to the affected Pledged Collateral) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Pledged Collateral in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Pledged Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery. Upon the occurrence of any Event of Default, at the request of Collateral Agent, Pledgor shall execute and convey any documents required by applicable law for the conversion of any Pledged Collateral into, or delivery of Pledged Collateral for purposes of withdrawing, an underlying security.

(b)  Without limitation of the foregoing, upon the occurrence of an Event of Default, Collateral Agent may exercise all rights arising with respect to depositary receipts constituting Pledged Collateral, including making any election or giving any notice with respect thereto under any depositary agreement and may instruct or otherwise deal with any depositary or other intermediary for such depositary receipts without further consent of the Pledgor.

(c)  If any of the Pledged Collateral is sold by Collateral Agent upon credit or for future delivery, Collateral Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, Collateral Agent may resell such Pledged Collateral. In no event shall Pledgor be credited with any part of the proceeds of sale of any Pledged Collateral until cash payment therefore has actually been received by Collateral Agent.

(d)  Collateral Agent may purchase any Pledged Collateral at any public sale and, if any Pledged Collateral is of a type customarily sold in a recognized market or is of the type that is the subject of widely distributed standard price quotations, Collateral Agent may purchase such Pledged Collateral at private sale, and in each case may make payment therefore by any means, including, without limitation, by release or discharge of Secured Obligations in lieu of cash payment.

(e)  Pledgor recognizes that Collateral Agent may be unable to effect a public sale of all or part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the United States Securities Act of 1933, as amended (the “Securities Act”), or in applicable Blue Sky or other state securities laws, or securities laws of any other jurisdiction, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Pledgor agrees that any such Pledged Collateral sold at any such private sale may be sold at a price and upon other terms less favorable to the seller than if sold at public sale and that each such private sale shall be deemed to have been made in a commercially reasonable manner. Collateral Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities, even if such issuer would agree, to register such securities for public sale under the Securities Act. Pledgor agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(f)  Pledgor hereby acknowledges that it and Buenaventura and their respective representatives are aware that United States securities laws may prohibit certain persons who have material, nonpublic information concerning a company from purchasing or selling securities of such company, or from communicating such material, nonpublic information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. In connection with any sale of any Pledged Collateral, and to the extent required to ensure compliance with securities laws, Collateral Agent shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of any material, nonpublic information received from Buenaventura, any of its subsidiaries (including Pledgor) or any of their respective officers, directors, employees or agents, without the prior approval by Buenaventura, its subsidiaries (including Pledgor), or any of its or their respective officers, directors, employees or agents. Neither Collateral Agent nor any other Secured Party shall have any liability to Buenaventura, its subsidiaries (including Pledgor), or any of its or their respective officers directors, employees, security holders or agents for any such disclosure.

(g)  No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any sale or other disposition of any part of the Pledged Collateral that threatens to decline speedily in value or that is of a type customarily sold on a recognized market; otherwise Collateral Agent shall give Pledgor at least ten days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice Pledgor agrees is commercially reasonable.

(h)  Collateral Agent shall not be obligated to make any sale of Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given. Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(i)  The remedies provided herein in favor of Collateral Agent shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of Collateral Agent existing at law or in equity.

(j)  To the extent that applicable law imposes duties on Collateral Agent to exercise remedies in a commercially reasonable manner, Pledgor acknowledges and agrees that it is not commercially unreasonable for Collateral Agent provided that the Collateral Agent is taking any action described below in a manner consistent with the requirements of the Securities Act and any applicable Peruvian or other securities laws (i) so long as the same does not violate applicable law, to advertise dispositions of Pledged Collateral through publications or media of general circulation; (ii) to contact other persons, whether or not in the same business as Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral; (iii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral; (iv) to dispose of Pledged Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets; (v) to disclaim disposition warranties; or (vi) to the extent deemed appropriate by Collateral Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the disposition of any of the Pledged Collateral. Pledgor acknowledges that the purpose of this sub-section is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would not be commercially unreasonable in Collateral Agent’s exercise of remedies against the Pledged Collateral and that other actions or omissions by Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this sub-section . Without limiting the foregoing, nothing contained in this sub-section shall be construed to grant any rights to Pledgor or to impose any duties on Collateral Agent that would not have been granted or imposed by this Pledge Agreement or by applicable law in the absence of this sub-section .

8.2  Collateral Agent Appointed Attorney-in-Fact.

(a)  To effectuate the terms and provisions hereof, Pledgor hereby appoints Collateral Agent as Pledgor’s attorney-in-fact for the purpose, from and after the occurrence and during the continuance of an Event of Default, of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument that Collateral Agent from time to time, in Collateral Agent’s reasonable discretion, may deem necessary or advisable to accomplish the purposes of this Pledge Agreement. Without limiting the generality of the foregoing, Collateral Agent shall, from and after the occurrence and during the continuance of an Event of Default, have the right and power to:

(i)  receive, endorse and collect all checks and other orders for the payment of money made payable to Pledgor representing any interest or dividend or other distribution or amount payable in respect of the Pledged Collateral or any part thereof and to give full discharge for the same;

(ii)  execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral;

(iii)  exercise all rights of Pledgor as owner of the Pledged Collateral including, without limitation, the right to sign any and all amendments, instruments, certificates, proxies, and other writings necessary or advisable to exercise all rights and privileges of (or on behalf of) the owner of the Pledged Collateral, including, without limitation, all voting rights (if any) with respect to the Pledged Securities;

(iv)  ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(v)  file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Pledged Collateral; and

(vi)  generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent’s option and Pledgor’s expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Pledged Collateral.

(b)  Pledgor hereby ratifies and approves all acts of Collateral Agent made or taken pursuant to this Section 8.2 (provided, that Pledgor does not, by virtue of such ratification, release any claim that Pledgor may otherwise have against Collateral Agent for any such acts made or taken by Collateral Agent through gross negligence or wilful misconduct). Neither Collateral Agent nor any person designated by Collateral Agent shall be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except such as may result from Collateral Agent’s gross negligence or wilful misconduct.

(c)  All powers granted pursuant to this Section 8.02 are coupled with an interest and are irrevocable so long as this Pledge Agreement shall remain in force.

8.3  Collateral Agent’s Duties; Responsibility.

(a)  Collateral Agent shall have the duty to exercise reasonable care in the custody and preservation of any Pledged Collateral in its possession, which duty shall be fully satisfied if such Pledged Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property.

(b)  Except as hereinabove specifically set forth, Collateral Agent shall have no obligation to assume any responsibility for, or obligation or duty with respect to, any Pledged Collateral or its use of any nature or kind, or any matter or proceedings arising out of or relating thereto, including, without limitation, any obligation or duty to take any action to collect, preserve or protect its or Pledgor’s rights in the Pledged Collateral or against any prior parties thereto, but the same shall be at Pledgor’s sole risk and responsibility at all times.

(c)  By accepting the benefits hereof, each Secured Party agrees that (i) neither the Collateral Agent, nor any of its directors, officers or employees or agents, shall be liable for any action taken or omitted to be taken by them hereunder or under the other Loan Documents, except for their own gross negligence or willful misconduct, (ii) the Collateral Agent shall not be responsible to the Secured Parties for any statements, warranties or representations herein, the Term Loan Agreement, the other Loan Documents or any other documents contemplated thereby (collectively, the “Financing Documents”), or the value, condition, priority, ownership or sufficiency of the Pledged Collateral or the legality, validity or enforceability of any of the Financing Documents, nor shall the Collateral Agent be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements provided for in the Financing Documents, (iii) the Collateral Agent shall not have any obligation to determine whether there has occurred any event of default or default under any Financing Documents, and the Collateral Agent shall not be charged with knowledge of the happening of any event of default or potential event of default unless it shall have been notified thereof in writing by the Borrower or a Secured Party, and (iv) the Collateral Agent shall be entitled to reply upon any notice, consent, certificate, statements or other document believed by it to be genuine and correct and to have been signed and sent by the proper person or persons and, in respect of legal matters, upon the opinion of counsel selected by it. The Collateral Agent may seek instructions from the Required Lenders as to the exercise of its rights, powers and remedies. If the Collateral Agent shall be instructed by the Required Lenders to take any action hereunder, the Collateral Agent, may before taking such action, require that the Required Lenders indemnify the Collateral Agent, in a manner reasonably satisfactory to the Collateral Agent, for any liability which the Collateral Agent may incur in taking such action. In the absence of any such instructions, the Collateral Agent may refrain from acting, and will have no liability for refraining from taking any action.

(d)  Nothing in this Pledge Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect of any Financing Document or Pledged Collateral except as expressly set forth herein or therein. With respect to the credit extended by it, the Collateral Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not the Collateral Agent, and the Collateral Agent and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower and the Guarantor as if it were not the Collateral Agent.

(e)  The Collateral Agent may resign at any time by giving written notice thereof to the Administrative Agent and the Borrower, and provided that no such registration shall take effect until a successor Collateral Agent has been appointed and has agreed to act as such under this Pledge Agreement. Upon any such resignation, the Required Lenders shall promptly appoint a successor to the Collateral Agent, which decision of the Required Lenders shall be binding upon all of the Secured Parties. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations. After any retiring Collateral Agent’s resignation as Collateral Agent, the provisions of this Pledge Agreement shall inure to its benefit as to any actions taken or omitted to be taken while it was Collateral Agent.

(f)  Pledgor waives any restriction or obligation imposed on Collateral Agent under Section 9-207(c)(1) of the NYUCC.

8.4  Prior Recourse. Collateral Agent’s prior recourse to any Pledged Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Secured Obligations.

8.5  Collateral Agent May Perform. If Pledgor fails to perform any agreement contained herein, Collateral Agent may itself perform or cause performance of such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be treated as a Secured Obligation. Collateral Agent will endeavor to give Pledgor prior written notice of any such performance; provided that failure to give prior written notice shall not invalidate any action taken by Collateral Agent or give rise to any obligation or liability on the part of Collateral Agent.

9.	SURETYSHIP WAIVERS BY PLEDGOR; OBLIGATIONS ABSOLUTE

(a)  Pledgor waives demand, notice, protest, notice of acceptance of this Pledge Agreement, notice of loans made, credit extended, Pledged Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description thereof (except as expressly required hereunder), all in such manner and at such time or times as Collateral Agent may deem advisable. Collateral Agent shall have no duty as to the collection or protection of the Pledged Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 8.3.

(b)  All rights of Collateral Agent hereunder, the Security Interests and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Term Loan Agreement, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of, or any consent to any departure from, the Term Loan Agreement or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of, or consent under, or departure from, or any acceptance of partial payment thereon, or settlement, compromise or adjustment of any Secured Obligation or of any guarantee, securing or guaranteeing all or any of the Secured Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Secured Obligations or this Pledge Agreement.

10.	MARSHALLING

Collateral Agent shall not be required to marshal any present or future collateral security (including but not limited to this Pledge Agreement and the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, Pledgor hereby agrees that it shall not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Collateral Agent’s rights under this Pledge Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Pledgor hereby irrevocably waives the benefits of all such laws.

11.	PROCEEDS OF DISPOSITIONS

After deducting all expenses payable to Collateral Agent, including, without limitation, pursuant to Section 7, the residue of any proceeds of collection or sale of the Secured Obligations or Pledged Collateral shall, to the extent actually received in cash, be applied to the payment of the remaining Secured Obligations in such order or preference as provided in the Term Loan Agreement, proper allowance and provision being made for any Secured Obligations not then due or held as additional Pledged Collateral. Upon the final payment and satisfaction in full of all of the Secured Obligations and the termination of all commitments under the Term Loan Agreement and after making any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the NYUCC, any excess shall be returned to Pledgor, and in any event Pledgor shall remain liable for any deficiency in the payment of the Secured Obligations.

12.	REINSTATEMENT

The obligations of Pledgor pursuant to this Pledge Agreement shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of the Secured Obligations is rescinded or otherwise must be restored or returned by Collateral Agent upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Pledgor or any other obligor or otherwise, all as though such payment had not been made.

13.	MISCELLANEOUS

13.1  Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Pledge Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner and to the address, and deemed received, as provided for in the Term Loan Agreement. Delivery by telecopier pdf or email of an executed counterpart of any amendment or waiver of any provision of this Pledge Agreement or any Schedule shall be effective as delivery of an original executed counterpart thereof.

13.2  Governing Law; Consent to Jurisdiction. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE PLEDGOR AND COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR THE TERM LOAN AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE PLEDGOR AND COLLATERAL AGENT EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE PLEDGOR AND COLLATERAL AGENT EACH AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS PLEDGE AGREEMENT SHALL AFFECT ANY RIGHT THAT COLLATERAL AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT OR THE TERM LOAN AGREEMENT AGAINST THE PLEDGOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

13.3  Waiver of Jury Trial, Etc. PLEDGOR AND COLLATERAL AGENT EACH WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY LITIGATION OR DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS PLEDGE AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, PLEDGOR AND COLLATERAL AGENT EACH WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION OR DISPUTE REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. PLEDGOR AND COLLATERAL AGENT EACH CERTIFIES THAT IT NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF IT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND ACKNOWLEDGES THAT, IN ENTERING INTO THE TERM LOAN AGREEMENT TO WHICH IT IS A PARTY, IT IS RELYING UPON, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.3.

13.4  Counterparts. This Pledge Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which shall collectively and separately constitute one and the same agreement.

13.5  Headings. The headings of each section of this Pledge Agreement are for convenience only and shall not define or limit the provisions thereof.

13.6  No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement. In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

13.7  Severability. In the event any one or more of the provisions contained in this Pledge Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

13.8  Survival of Agreement. All covenants, agreements, representations and warranties made by Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Pledge Agreement shall be considered to have been relied upon by Collateral Agent and shall survive the execution and delivery of the Term Loan Agreement and the advance of all extensions of credit contemplated thereby, regardless of any investigation made by Collateral Agent, and shall continue in full force and effect until this Pledge Agreement shall terminate (or thereafter to the extent provided herein).

13.9  Binding Effect; Several Agreement. This Pledge Agreement is binding upon Pledgor and Collateral Agent and their respective successors and assigns, and shall inure to the benefit of Pledgor, Collateral Agent and their respective successors and assigns, except that Pledgor shall have no right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Pledge Agreement or the Term Loan Agreement.

13.10  Waivers; Amendment.

(a)  No failure or delay of Collateral Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Collateral Agent hereunder and of Collateral Agent and the Lenders under the Term Loan Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provisions of this Pledge Agreement or consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be permitted by sub-section (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances.

(b)  Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Collateral Agent and Pledgor, subject to any consent required in accordance with the Term Loan Agreement.

13.11  Termination. Notwithstanding any provision to the contrary under Sections 9-207, 9-208 or 9-209 of the NYUCC, this Pledge Agreement and the Security Interest shall terminate when all the Secured Obligations (other than contingent indemnity obligations in respect of which no claim has been made) have been paid in cash in full, at which time Collateral Agent shall execute and deliver to Pledgor or Pledgor’s designee, at the Pledgor’s expense, all UCC termination statements and similar documents that Pledgor shall reasonably request from time to time to evidence such termination and all rights to the Pledged Collateral shall revert to the Pledgor. Upon any sale, other transfer or release (i) by the Pledgor of any Pledged Collateral that is permitted under the Term Loan Agreement to any Person, or (ii) of any Pledged Collateral pursuant to the enforcement of the Security Interests described herein by the Collateral Agent, the Security Interest in such Pledged Collateral shall be released and the Collateral Agent agrees to execute and deliver, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of termination statements or documents pursuant to this Section 13.11 shall be without recourse to or warranty by Collateral Agent.

IN WITNESS WHEREOF, intending to be legally bound, Pledgor has caused this Pledge Agreement to be duly executed as of the date first above written.

COMPAÑÍA MINERA CONDESA S.A.
as Pledgor

By:
Name:
Title:

Accepted and Agreed:

BANCO DE CRÉDITO DEL PERÚ
as Collateral Agent

By:
Name:
Title: